U.S. SECURITIES AND EXCHANGE
                             COMMISSION WASHINGTON,
                                    DC 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                  (Check One):
      [ ]Form 10K [ ] Form 20F [ ] Form 11K [X] Form 10Q [ ] Form N-SAR

                       For Period Ended: October 31, 2003

                       [ ] Transition Report on Form 10-K
                       [ ] Transition Report on Form 20-F
                       [ ] Transition Report on Form 11-K
                       [ ] Transition Report on Form 10-Q
                       [ ] Transition Report on Form N-SAR

                        FOR THE TRANSITION PERIOD ENDED:
  Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.
    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
 If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                                 Not applicable.

                 __________________________________________________

                         PART I - REGISTRANT INFORMATION
                 __________________________________________________

FULL NAME OF REGISTRANT:

LINCOLN INTERNATIONAL CORPORATION

FORMER NAME IF APPLICABLE:

Not Applicable

Address of Principal Executive
Office (Street and Number):

2300 Greene Way, Suite 201

CITY, STATE AND ZIP CODE:

Louisville, KY 40220

                 __________________________________________________

                        PART II - RULES 12b-25(b) AND (c)
                 __________________________________________________

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[x] (a) The reasons described in
reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[ ] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

________________________________________________________________________________

                 __________________________________________________

                              PART III - NARRATIVE
                 __________________________________________________

State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q or N-SAR or the transition report or portion thereof could not be filed within the prescribed period.

Management is addressing several issues which have arisen, including going concern and goodwill impairment. In addition, the Company's prior accountants terminated their relationship with the Company three days prior to the end of the Company's fiscal year end, resulting in additional time to retain a new accounting firm and to get them properly oriented.

                 __________________________________________________

                           PART IV - OTHER INFORMATION
                 __________________________________________________

(1) Name and telephone number of person to contact in regard to this notification:

                            LEE SISNEY (502) 992-9060

(2) Have all other period reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports(s) been filed? If the answer is no, identify report(s). [ ] Yes [X] No.

     Form 10-K

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
[ ] Yes [x] No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                 __________________________________________________


                        LINCOLN INTERNATIONAL CORPORATION

                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


DATE:    DECEMBER 15, 2003                           By: /s/ LEE SISNEY
                                                     __________________
                                                         LEE SISNEY
                                                         PRESIDENT

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001)


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